Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Second Quarter and First Half 2010 Results

New Orleans, Louisiana, August 5, 2010 Energy Partners, Ltd. (NYSE:EPL) (EPL or the Company) today reported financial and operational results for the second quarter and first half of 2010.

Highlights

•	Second quarter 2010 production averaged 13,669 barrels of oil equivalent (Boe) per day with oil production making up 47% of the total production

•

Completion of the refinancing of its debt in the second quarter 2010 resulted in reduced cost of capital, zero long term debt, cash on hand in excess of $28 million, and liquidity (cash on hand plus undrawn availability on our revolver) of $73 million as of June 30, 2010

•	First half of 2010 EBITDAX and net income reached $80.4 million and $0.5 million ($0.01/share), respectively (see reconciliation of EBITDAX in the tables)

•	Ongoing cost reduction efforts resulted in first half of 2010 lease operating expenses of $10.58 per Boe and general and administrative expenses (excluding non-cash compensation) of $3.13 per Boe

•

First half of 2010 operational results include 18 successful exploration and development projects for an 83% success rate year to date, as well as the plugging and abandonment of 65 wells in the Company’s ongoing program at its East Bay field

•

EPL regained Bureau of Ocean Energy Management (formerly the MMS) supplemental waiver status, and $8.9 million of cash previously collateralizing surety bond obligations was returned to EPL during the second quarter

Financial Results

Revenue for the second quarter and first half of 2010 was $58.2 million and $128.9 million, respectively. Revenue for the second quarter and first half of 2010 increased 26% and 45% respectively compared to the same periods a year ago, resulting from significantly higher realized prices and higher oil production averages.

For the second quarter of 2010, EPL reported a net loss to common stockholders of $4.6 million, or $0.12 per diluted share. The net loss for the second quarter of 2010 included $10.9 million of non-cash costs, primarily property impairments, and $5.6 million of non-recurring costs from the extinguishment of debt as a result of the completion of its refinancing within the quarter. These items were offset by $9.6 million of non-cash unrealized gains on derivative instruments. Excluding the impact of these items, EPL’s adjusted second quarter net income, a non-GAAP measure, would have been a net loss of $0.2 million, or $0.00 per diluted share. The positive impact on interest expense from the redemption of the PIK Notes will begin to be realized in the second half of 2010. The Company reported that the $10.9 million of non-cash impairments primarily resulted from the earlier than anticipated depletion of a gas reservoir in the Company’s South Timbalier 46 field.

For the six months ended June 30, 2010, net income was $0.5 million, or $0.01 per diluted share. The net income for the first half of 2010 included non-cash and non-recurring items mainly incurred within the second quarter as mentioned earlier. These items for the first half of 2010 included $11.7 million of non-cash impairments, $5.6 million of non-recurring costs from the extinguishment of debt, offset by $11.3 million of non-cash unrealized gains on derivative instruments. Excluding the impact of these items, EPL’s adjusted net income for the first half of 2010, a non-GAAP measure, would have been net income of $4.3 million, or $0.11 per diluted share.

For the second quarter of 2010, EBITDAX was $34.5 million and discretionary cash flow was $18.9 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the second quarter of 2010 was $28.0 million, compared with cash flow from operating activities of $6.9 million in the same quarter a year ago.

For the first half of 2010, EBITDAX and discretionary cash flow totaled $80.4 million and $64.5 million, respectively (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first half of 2010 increased to $67.5 million from $9.2 million in 2009, primarily from significantly increased revenues compared to first half 2009 and lower lease operating and general and administrative expenses resulting from ongoing expense reduction efforts and non-recurring costs associated with the Company’s Chapter 11 reorganization in 2009.

Gary C. Hanna, the Company’s CEO, stated, “Our results for the first half of this year have been accomplished by our focus on realigning our cost structure and generating greater cash flow by stepping up our development and lower risk exploration activities. We were also able to complete the refinancing of our debt on schedule in the second quarter and substantially lower our cost of capital, despite the challenging capital market. We believe that our efforts since our reorganization in late 2009 position us favorably relative to our peers. We were able to continue our development-driven oil-focused capital program that is concentrated in the state waters off the coast of Louisiana, which has thus far acted to limit the near-term impact on our Company of permitting delays being experienced in the Gulf of Mexico (GOM) following the BP oil spill.”

Production and Price Realizations

Production for the second quarter of 2010 averaged 13,669 Boe per day. Oil production averaged 6,411 barrels of oil per day, and natural gas production averaged 43.5 million cubic feet (Mmcf) per day. Second quarter 2010 production volumes were 14% lower, on a barrel equivalent basis, than second quarter 2009 production volumes of 15,947 Boe per day, primarily as a result of a 33% decrease in gas production offset by a 24% increase in oil production due to the Company’s focus on the higher revenue potential from activities targeting oil. Price realizations, all of which are stated before the impact of derivative instruments, averaged $70.54 per barrel of oil and $4.29 per thousand cubic feet (Mcf) of natural gas in the second quarter of 2010, compared to $51.31 per barrel of oil and $3.69 per Mcf of natural gas in the second quarter of 2009.

First half 2010 production decreased 5% to 14,687 Boe per day from the first half 2009 production average of 15,536 Boe per day as a result of a 24% decrease in gas production offset by a 31% increase in oil production. Price realizations, all of which are stated before the impact of derivative instruments, averaged $71.01 per barrel of oil and $4.82 per Mcf of natural gas in the first half of 2010, compared to $44.07 per barrel of oil and $4.19 per Mcf of natural gas in the same period of 2009.

Operating Expenses

Lease operating expenses for the second quarter of 2010 totaled $13.7 million, or $10.99 per Boe, while general and administrative expenses were $4.9 million, or $3.92 per Boe. Reported general and administrative expenses include non-cash stock based compensation recorded in the second quarter of 2010 of $0.6 million, or $0.46 per Boe. Lower lease operating expenses and general and administrative expenses were realized in the second quarter of 2010 compared to the prior period as a direct result of material cost reductions associated with the Company’s 2009 reorganization, as well as lower service industry costs. The cost reductions versus the prior year include significant reductions in the Company’s workforce, board of director related expenses, office space, use of third party contractors and consultants.

Lease operating expenses for the first half of 2010 totaled $28.1 million, or $10.58 per Boe, while general and administrative expenses were $9.1 million, or $3.41 per Boe, for the same period. Reported general and administrative expenses for first half of 2010 include non-cash stock based compensation of $0.7 million or $0.28 per Boe.

Liquidity and Capital Resources

As a result of the Company’s refinancing of its previously outstanding debt, total debt as of June 30, 2010, all of which was short term, equaled $25.0 million at quarter end, and cash was in excess of debt. The Company had unrestricted cash on hand of $28.2 million and $11.1 million of restricted cash. The Company’s $45 million revolver is undrawn and available.

Capital Expenditures and Operations Update

During the second quarter of 2010 and the first half of 2010, capital expenditures on exploration and development activities totaled approximately $17.2 million and $26.9 million, respectively. In addition, the Company spent approximately $3.4 million in the second quarter and $5.2 million in the first half of 2010 on plugging and abandonment and other decommissioning activities.

Year to date 2010 operations included 18 development and exploration projects, of which 15 were successful for an 83% success rate to date. Year to date 2010 operations included two wells in Bay Marchand and two wells in East Bay, as well as eleven successful workover operations in key areas throughout the Company’s GOM asset base. So far, the Company has achieved a 100% success rate to date with its activities in East Bay, including five workovers, one sidetrack and one drillwell. The Company expects to complete five more state water projects in its East Bay field later this year, as well as various workovers throughout the Company’s GOM asset base.

EPL also announced an increase to its initial $45 million 2010 exploration and development budget to a spending level of approximately $60 million. The increase will primarily fund increased workover and drilling activities later this year in the Company’s East Bay field, which are mainly within the shallow state waters of the GOM shelf. The expanded budget emphasizes oil projects with lower risk profiles, many of which have the potential for adding reserves in the East Bay field. The budget also expands capital spending for ongoing facility upgrades in the East Bay field. The Company’s P&A and decommissioning budget is unchanged from $12 million. EPL said it expects to fully fund its capital budget from internally generated cash flow.

Hanna continued, “Our 2010 capital budget, which has been focused on high quality development projects concentrated in our oil-rich East Bay field, is well underway. Our ability to pursue oil drilling and workover opportunities in our East Bay field located mainly in state waters off the coast of Louisiana has allowed us to continue our program. However, the Macondo incident has affected our ability to secure equipment necessary to conduct simultaneous drilling operations in our East Bay field and therefore we are only running one rig line in the field. East Bay has become an increasingly important asset to have within our portfolio following the deepwater GOM Macondo incident, and we are investing in facility upgrades to ensure improved runtime for this critical field. Additionally, our ongoing P&A program at East Bay continues to be on budget.”

Third Quarter and Full Year 2010 Guidance

Hanna concluded, “With commodity prices clearly slanted towards oil production having the highest revenue potential on an equivalent basis, we continue to be focused on the oil-weighted projects within our asset base, particularly in our East Bay field. However, our production levels have been impacted by our existing gas production declining to the lower end of our predicted levels starting in the second quarter of this year. Therefore, we expect to be within the lower end of our full year 2010 guidance range of 13,000 to 15,000 Boe per day. However, using 13,000 Boe per day, current commodity prices and the midpoint of our expense guidance, we are still projecting significant EBITDAX for the full year 2010 in the range of $165 million, which is still well in excess of our projected capital spending this year.”

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES
	3Q 2010	Full year 2010
Net Production (per day):
Oil, including NGLs (Bbls)	6,000-7,000	6,500-7,500
Natural gas (Mcf)	30,000-36,000	39,000-45,000
Total (Boe)	11,000-13,000	13,000-15,000
Percent Oil, including NGLs (using midpoint of guidance)	54%	50%
Swap Contracted Volume
Oil (barrels)	1,340	2,084
% of Oil swap contracted	19-22%	28-32%
% of Boe swap contracted	10-12%	14-16%
Average Swap Price Level	$68.99	$68.42

ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$13.0-14.0	$52.0-56.0
General & Administrative (cash and non-cash)	$3.3-4.5	$16-17
Taxes, other than on earnings (% of revenue)	2%-4%	2%-4%
Exploration Expense	$0.3-1.0	$2.9-3.6
DD&A ($/Boe)	$21.00-25.00	$21.00-25.00
Interest Expense	$0.6-0.9	$9.1-9.6

Conference Call Information

EPL has scheduled a conference call for today, August 5, 2010 at 10:00 A.M. Central Time/11:00 A.M. Eastern Time to review results for the second quarter and first half 2010. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 90976802.

The call will be available for replay beginning two hours after the call is completed through midnight of August 19, 2010. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 90976802.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
Revenues:
Oil and natural gas	$58,163	$45,861	$128,846	$88,511
Other	34	215	70	265

	58,197	46,076	128,916	88,776

Costs and expenses:
Lease operating	13,675	15,044	28,117	31,021
Transportation expense	312	293	802	429
Exploration expenditures and dry hole costs	783	746	2,637	1,318
Impairments	10,885	1,467	11,654	6,580
Depreciation, depletion and amortization	26,106	34,054	55,961	66,194
Accretion of liability for asset retirement obligations	3,222	1,843	6,444	3,677
General and administrative	4,875	7,584	9,063	16,873
Taxes, other than on earnings	2,276	1,376	4,313	2,775
Loss on abandonment activities	774	118	577	574
Other	(34)	100	(86)	(12)

Total costs and expenses	62,874	62,625	119,482	129,429

Business interruption recovery	—	—	—	1,185

Income (loss) from operations	(4,677)	(16,549)	9,434	(39,468)
Other income (expense):
Interest income	88	9	97	47
Interest expense	(3,945)	(4,524)	(8,147)	(16,237)
Gain (loss) on derivative instruments	6,957	(923)	5,033	2,728
Loss on extinguishment of debt	(5,627)	—	(5,627)	—

	(2,527)	(5,438)	(8,644)	(13,462)

Income (loss) before reorganization items and income taxes	(7,204)	(21,987)	790	(52,930)
Reorganization items	—	(11,674)	—	(12,602)

Income (loss) before income taxes	(7,204)	(33,661)	790	(65,532)
Income taxes	2,594	—	(284)	—

Net income (loss)	$(4,610)	$(33,661)	$506	$(65,532)

Net income (loss), as reported	$(4,610)	$(33,661)	$506	$(65,532)
Add back:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	(9,580)	—	(11,316)	—
Impairments	10,885	1,467	11,654	6,580
Loss on extinguishment of debt	5,627	—	5,627	—
Deduct:
Income tax adjustment for above items	(2,496)	—	(2,147)	—

Adjusted Non-GAAP net income (loss)	$(174)	$(32,194)	$4,324	$(58,952)

EBITDAX Reconciliation:
Net income (loss), as reported	$(4,610)	$(33,661)	$506	$(65,532)
Add back:
Income taxes	(2,594)	—	284	—
Net interest expense	3,857	4,515	8,050	16,190
Depreciation, depletion, amortization and accretion	29,328	35,897	62,405	69,871
Impairments	10,885	1,467	11,654	6,580
Loss on extinguishment of debt	5,627	—	5,627	—
Exploration expenditures and dry hole costs	783	746	2,637	1,318
Loss on abandonment activities	774	118	577	574
Less impact of:
Reorganization items	—	11,674	—	12,602
Unrealized (gain) loss due to the change in fair market value of derivative contracts	(9,580)	—	(11,316)	—

EBITDAX	$34,470	$20,756	$80,424	$41,603

EBITDAX is defined as net income (loss) before income taxes, interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts reorganization items and the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$(4,610)	(33,661)	506	(65,532)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	26,106	34,054	55,961	66,194
Accretion of liability for asset retirement obligations	3,222	1,843	6,444	3,677
Unrealized gain on derivative contracts	(9,580)	—	(11,316)	—
Non-cash compensation	574	899	739	2,266
In-kind interest on PIK Notes	(6,620)	—	(3,395)	—
Deferred income taxes	(2,594)	—	284	—
Exploration expenditures	71	40	1,827	28
Impairments	10,885	1,467	11,654	6,580
Amortization of deferred financing costs and discount on debt	(47)	6,669	457	8,001
Loss on abandonment activities	774	118	577	574
Other	—	129	—	2
Changes in operating assets and liabilities:
Trade accounts receivable	4,886	4,722	4,249	8,365
Other receivables	288	(176)	1,701	1,544
Prepaid expenses	1,042	1,290	(830)	1,126
Other assets	693	3,957	622	(128)
Accounts payable and accrued expenses	6,659	(5,784)	3,003	(9,640)
Other liabilities	(3,732)	(8,658)	(4,995)	(13,897)

Net cash provided by operating activities	$28,017	6,909	67,488	9,160

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	28,017	6,909	67,488	9,160
Changes in working capital	(9,836)	4,649	(3,750)	12,630
Non-cash exploration expenditures and impairments	(10,956)	(1,507)	(13,481)	(6,608)
Total exploration expenditures, dry hole costs and impairments	11,668	2,213	14,291	7,898

Discretionary cash flow	$18,893	$12,264	$64,548	$23,080

EBITDAX is defined as net income (loss) before income taxes, interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts reorganization items and the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	6,411	5,167	6,817	5,195
Natural gas (Mcf)	43,549	64,679	47,220	62,047
Total (Boe)	13,669	15,947	14,687	15,536
Average Sales Prices:
Oil (per Bbl)	$70.54	51.31	71.01	44.07
Natural gas (per Mcf)	4.29	3.69	4.82	4.19
Average (per Boe)	46.76	31.60	48.47	31.48
Oil and Natural Gas Revenues (in thousands):
Oil	$41,149	24,124	87,616	41,440
Natural gas	17,014	21,737	41,230	47,071
Total	58,163	45,861	128,846	88,511
Impact of derivatives settled during the period (1):
Oil (per Bbl)	$(4.66)	5.11	(5.17)	2.71
Natural gas (per Mcf)	0.02	(0.57)	0.01	0.02
OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.99	10.37	10.58	11.03
Depreciation, depletion and amortization	20.99	23.47	21.05	23.54
Accretion expense	2.59	1.27	2.42	1.31
Taxes, other than on earnings	1.83	0.95	1.62	0.99
General and administrative	3.92	5.23	3.41	6.00

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$28,188	$26,745
Trade accounts receivable	23,709	27,958
Receivables from insurance	3,763	5,464
Fair value of commodity derivative instruments	507	914
Deferred tax assets	3,861	5,768
Prepaid expenses	3,770	2,940

Total current assets	63,798	69,789
Property and equipment	675,869	648,517
Less accumulated depreciation, depletion and amortization	(104,978)	(37,535)

Net property and equipment	570,891	610,982
Restricted cash	11,140	22,147
Other assets	2,702	3,647
Deferred financing costs — net of accumulated amortization	2,737	2,663

	$651,268	$709,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,718	$14,047
Accrued expenses	33,742	32,822
Asset retirement obligations	7,575	10,830
Current portion of long-term debt	25,000	18,750
Fair value of commodity derivative instruments	4,551	10,256

Total current liabilities	88,586	86,705
Long-term debt	—	58,590
Asset retirement obligations	64,602	59,150
Deferred tax liabilities	15,330	16,953
Fair value of commodity derivative instruments	1,166	7,519
Other	20	224
Commitments and contingencies

	169,704	229,141
Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at June 30, 2010 and December 31, 2009.	—	—
Common stock: $0.001 par value per share. Authorized 75,000,000 shares; shares issued and outstanding 40,090,810 and 40,021,770 at June 30, 2010 and December 31, 2009, respectively.	40	40
Additional paid-in capital	502,030	501,059
Accumulated deficit	(20,506)	(21,012)

Total stockholders’ equity	481,564	480,087

	$651,268	$709,228